Exhibit 11
                             THERMOQUEST CORPORATION

                        Computation of Earnings per Share


                                                    Three Months Ended
                                              -----------------------------
                                                 March 29,        March 30,
                                                      1997             1996
   ------------------------------------------------------------------------
   Computation of Fully Diluted Earnings
     per Share:

   Income:
     Net income                                $ 8,276,000      $ 5,842,000

     Add: Convertible obligation interest,
          net of tax                               710,000                -
                                               -----------      -----------
     Income applicable to common stock
       assuming full dilution (a)              $ 8,986,000      $ 5,842,000
                                               -----------      -----------
   Shares:
     Weighted average shares outstanding        48,586,038       45,395,604

     Add: Shares issuable from assumed
          conversion of convertible
          obligations                            5,833,333                -

          Shares issuable from assumed
          exercise of options (as determined
          by the application of the treasury
          stock method)                            182,895                -
                                               -----------      -----------
     Weighted average shares outstanding,
       as adjusted (b)                          54,602,266       45,395,604
                                               -----------      -----------

   Fully Diluted Earnings per Share (a)/(b)    $       .16      $       .13
                                               ===========      ===========